Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

PHI, INC. ANNOUNCES ADDITIONAL EXTENSION OF EXPIRATION TIME

FOR TENDER OFFER AND CONSENT SOLICITATION

LAFAYETTE, LOUISIANA, August 27, 2018 – PHI, Inc. (The Nasdaq Select Global Market: PHII (voting); PHIIK (non-voting)) (“PHI”) announced today that it is further extending the expiration time of its previously-announced cash tender offer (the “Tender Offer”) to purchase any and all of the $500 million aggregate principal amount of its outstanding 5.25% Senior Notes due 2019 (the “2019 Notes”) and its related consent solicitation (the “Solicitation”) to adopt certain proposed amendments to the indenture under which the 2019 Notes were issued. The expiration time applicable to the Tender Offer and Solicitation, previously scheduled for 5:00 p.m., New York City time, on August 24, 2018, has been extended to 5:00 p.m., New York City time, on September 7, 2018, unless further extended or earlier terminated. The previously-announced withdrawal deadline of 5:00 p.m., New York City time, on June 29, 2018 for holders to validly withdraw tenders of 2019 Notes and revoke related consents remains intact and will continue to preclude any withdrawals after such time.

PHI’s obligation to accept for purchase, and to pay for, the 2019 Notes tendered pursuant to the Tender Offer is conditioned upon, among other things, the completion of one or more debt financing transactions on terms satisfactory to it, and having funds available therefrom that will allow it to purchase the 2019 Notes pursuant to the Tender Offer. PHI continues to explore several alternatives to raise the requisite amount of funds to complete the Tender Offer. For a variety of reasons, however, PHI cannot provide any assurances that these efforts will be successful in the near term or at all.

According to information received from D.F. King & Co., Inc., PHI’s information and tender agent, as of 5:00 p.m., New York City time, on August 24, 2018, PHI had received tenders and consents from holders of 90.50% of the aggregate principal amount of its 2019 Notes.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offer and Solicitation were initially announced by PHI on June 18, 2018, and each are being made only through, and subject to the terms and conditions set forth in, the Offer to Purchase and Consent Solicitation dated June 18, 2018 (the “Offer to Purchase”), which sets forth the applicable tender consideration and a more detailed description of the terms of the Tender Offer and Solicitation. Except as described in this press release, the terms and conditions of the Tender Offer and Solicitation as described in the Offer to Purchase are unchanged. PHI has the right, in its sole discretion, to amend, extend or terminate the Tender Offer at any time.

Copies of the Offer to Purchase may be obtained from D.F. King & Co., Inc. at (877) 297-1738 (US toll-free). Holders of the 2019 Notes are urged to read the Offer to Purchase in its entirety.

ABOUT PHI, INC.

PHI, Inc. is one of the world’s leading helicopter services companies, operating over 240 aircraft in over 70 locations around the world. Known industry wide for the relentless pursuit of safe, reliable helicopter transportation, PHI offers services to the offshore Oil and Gas, Air Medical applications, and Technical Services applications around the world.

The staff of pilots and maintenance technicians gives the company a great depth in all areas of operation and is composed of highly skilled, dedicated, hardworking and loyal employees. In addition to operations in the United States, the company has operated in 43 foreign countries and continues to operate for customers across the globe. PHI’s Headquarters are in Lafayette, Louisiana USA and PHI employs approximately 2,400 personnel globally.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact contained in this press release are “forward-looking” statements, as defined by (and subject to the “safe harbor” protections under) the federal securities laws. When used herein, the words “anticipates,” “expects,” “believes,” “seeks,” “hopes,” “intends,” “plans,” “projects,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond PHI’s control. These forward-looking statements, and the assumptions on which they are based, (i) are not guarantees of future events, (ii) are inherently speculative and (iii) are subject to significant risks, uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if PHI’s underlying assumptions prove incorrect. All of PHI’s forward-looking statements are qualified in their entirety by reference to PHI’s discussion of certain important factors that could cause PHI’s actual results to differ materially from those anticipated, estimated, projected or implied by us in those forward looking statements.

Factors that could cause PHI’s results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, PHI’s ability to timely consummate refinancing or other transactions on terms that will permit PHI to fund its pending tender offer, to reduce its short-term debt and to otherwise meet its objectives; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in the credit ratings of PHI; changes in PHI’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of PHI to consummate the above-described transactions on the terms described above or at all; and other risks referenced from time to time in PHI’s filings with the U.S. Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all.

Additional factors or risks that PHI currently deems immaterial, that are not presently known to us, that arise in the future or that are not specific to us could also cause PHI’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned not to unduly rely upon PHI’s forward-looking statements, which speak only as of the date made. PHI undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Further, PHI may make changes to its plans at any time and without notice, based on any changes in the above-listed factors, PHI’s assumptions or otherwise.

CONTACTS

PHI, Inc.

Trudy McConnaughhay

Chief Financial Officer and Secretary

337-272-4452